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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                   FORM 8-K
                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                                 JULY 27, 1997



                            SPACETEC IMC CORPORATION
             (Exact name of registrant as specified in its charter)



      MASSACHUSETTS                   0-27302             04-3116697
(State or other jurisdiction      (Commission File       (IRS Employer
    of incorporation)                 Number)          Identification No.)



  THE BOOTT MILL, 100 FOOT OF JOHN STREET, LOWELL, MASSACHUSETTS  01852-1126
             (Address of principal executive offices and zip code)



              Registrant's telephone number, including area code:
                                (508) 275-6100
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ITEM 9.   SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.
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     In connection with an offering (the "Offering") made in reliance upon
Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), Spacetec IMC Corporation (the "Company") sold an aggregate of 1,133,334 shares of its common stock, $.01 par value per share (the "Common Stock"). The transaction involved a tender offer initiated by the Company on April 18, 1997 to purchase all of the outstanding stock of Spatial Systems Ltd. ("SSL"), an Australian public company and a principal stockholder of the Company owning 1,133,334 shares of the Company's Common Stock, from SSL's stockholders in exchange for shares of Common Stock of the Company. For each fifteen shares of SSL, the SSL stockholders received two shares of the Company's Common Stock, and for every option to purchase twelve shares of SSL, the option holder received one share of the Company's Common Stock. The tender offer ended on July 18, 1997, and the book closing date was July 27, 1997. As a result of the tender offer, all of the shares of the Company's Common Stock owned by SSL were cancelled. The tender offer, together with the cancellation of the shares of the Company's Common Stock owned by SSL, did not affect the number of shares outstanding of the Company. In connection with the tender offer by the Company to purchase all of the outstanding shares of SSL, a License Agreement entered into in May 1991 between SSL and the Company was also cancelled. The Offering and the sale of the shares in connection with the Offering were made in an offshore transaction, as defined in Regulation S under the Securities Act. No directed selling efforts were made in the United States, and the Company complied with all of the requirements imposed upon it under Rule 903 (c)(2) of Regulation S.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August __, 1997        SPACETEC IMC CORPORATION

                              By:  /s/ Dennis T. Gain
                                  -------------------------------------
                                  Dennis T. Gain
                                  President and Chief Exectuive Officer